EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Saba Contact:

Lori Bush Shepard

Sr. Director of Corporate Marketing

(650) 581-2515

lshepard@saba.com

Industry Veteran Bobby Yazdani Named as

Saba’s Chairman and CEO

With History of Proven Operational Leadership,

Saba Founder to Lead Company Through New Era

REDWOOD SHORES, CALIF., Sept. 18, 2003—Saba (NASDAQ: SABA), the leading provider of human capital development and management (HCDM) solutions, today announced that its founder, Bobby Yazdani, has been named chairman and chief executive officer. Yazdani succeeds Geno Tolari.

Michael Moritz, general partner of Sequoia Capital and a Saba director since August 1998, stated, “Saba needs the complete dedication and passion that only a founder can bring. It also must start generating cash in a consistent and predictable fashion. Bobby has the conviction required to lead the company and understands that Saba’s future will be dictated by bottom line necessities. He has the unqualified support of the entire board of directors.”

Widely recognized as a successful executive in the industry, Yazdani founded Saba in 1997 and took the company public in 2000. He led the company as it grew to become the global leader in enterprise learning and, subsequently, in the broader HCDM market. Yazdani served as Saba’s chief executive officer until March 2002 and has remained a director and officer.

“I am clearly disappointed with Saba’s sales performance,” said Yazdani. “I am looking forward to assuming my new role as chairman and CEO and restoring the company’s momentum. I have four immediate objectives: first, to align our sales organization to successfully execute our sales plan; second, to drive to profitability; third, to introduce our next-generation products; and fourth, to maintain Saba’s relentless commitment to customer satisfaction,” Yazdani added.

About Saba

Saba (NASDAQ: SABA) is the leading provider of human capital development and management (HCDM) solutions, which increase organizational performance through the implementation of a management system for aligning, developing, and managing people. Among the Global 2000, Saba customers include Alcatel, Anheuser-Busch, Cisco Systems, DaimlerChrysler, EMC Corp., Kaiser Permanente, Medtronic, Procter & Gamble, and VERITAS Software. Saba has received industry recognition for its solutions, and recently achieved the leader quadrant position in the Gartner 2003 e-Learning Suite “Magic Quadrant.”

Founded in 1997, Saba is headquartered in Redwood Shores, California, with offices worldwide. For more information, please visit www.saba.com or call (877) SABA-101 or (650) 779-2791.

About Sequoia Capital

Sequoia Capital was formed in 1972 and has been the founding investor in dozens of companies including Cisco Systems, Apple Computer, Yahoo!, Linear Technology, Oracle, NetScreen, Electronic Arts, Microchip Technology, nVidia, Network Appliance and Vitesse Semiconductor. Sequoia Capital has financed a variety of other best of breed companies—including LinkExchange (acquired by Microsoft), eGroups (acquired by Yahoo!), and PayPal (acquired by eBay). For more information on the company, please visit www.sequoiacap.com

About Michael Moritz

As a general partner of Sequoia Capital, Michael Moritz focuses on information technology investments. He is currently a Director of Flextronics (FLEX), Google, Nightfire, RedEnvelope, Saba (SABA), AtomShockwave, Plaxo, Pure Digital Technologies, and Next Estate. He previously was a founding Director of Agile Software (AGIL), Global Center (acquired by Frontier Corp (FRO), LinkExchange (acquired by Microsoft, MSFT), eGroups (acquired by Yahoo!), NeoMagic (NMGC), Quote.Com (acquired by Lycos (TRLY)), Visigenic (acquired by Borland), CenterRun (acquired by Sun), and Yahoo! (YHOO). Before joining Sequoia Capital in 1986, he worked in a variety of positions at Time Warner and was a founder of Technologic Partners.

Saba, the Saba logo, and the marks relating to other Saba products and services referenced herein are either trademarks or registered trademarks of Saba Software, Inc. All other trademarks are the property of their respective owners.

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